Zion Oil & Gas Extends Subscription Period for Rights Offering

Dallas, Texas and Caesarea, Israel – June 10, 2009 - Zion Oil & Gas, Inc. (NYSE Amex: ZN) announced today that it has extended the expiration date for its rights offering to Wednesday, June 24, 2009. The rights offering was originally scheduled to expire on Wednesday, June 10, 2009.

The preliminary outcome of Zion's rights offering, as of the close of business on June 10, 2009, indicates an aggregated subscription of approximately 3.6 million shares (including over-subscription) for gross proceeds of approximately $18.0 million. A total of 4.2 million shares are available for distribution in the Rights Offering.

Zion’s Chief Executive Officer, Richard Rinberg, said today, “I am very pleased that the response to the stock rights offering has been so positive, but some stockholders may have experienced a delay in receiving their subscription materials so we believe it is appropriate to extend the deadline for the rights offering in order to give all of our shareholders adequate time in which to participate.”

In the rights offering, described in the prospectus contained in the registration statement, shareholders of record as of May 4, 2009 received non-transferable subscription rights to purchase shares of Zion’s common stock. Each shareholder of record on May 4, 2009, received .375 of a subscription right for each share of common stock owned on May 4, 2009, equivalent to three (3) subscription rights for every eight (8) shares of common stock owned on that date.

Each whole subscription right entitles the holder to purchase one share of common stock at a purchase price of $5.00 per share. Shareholders who exercise their rights in full are also entitled to purchase additional shares pursuant to an over-subscription right to the extent holders do not fully subscribe for their basic subscription rights.

Zion is currently drilling its Ma’anit-Rehoboth #2 well to the Triassic Formation (down to a depth of 15,400 feet) and then, it is planned, to the Permian Formation (down to a depth below 18,000 feet). Today, the drilling has reached a depth of approximately 13,600 feet.

For updates on the drilling activity please visit Zion’s website “www.zionoil.com”.

Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel in areas located on-shore between Haifa and Tel Aviv. It currently holds two petroleum exploration licenses, the Joseph and the Asher-Menashe Licenses, between Netanya, in the south, and Haifa, in the north, covering a total of approximately 162,000 acres. Zion has applied for a further permit area (tentatively named by Zion the Issachar-Zebulun Permit Area) and the application, if granted, will increase Zion’s total license area to over 325,000 acres.

Zion’s common stock trades on the NYSE Amex under the symbol “ZN” and Zion’s warrants trade under the symbol “ZN.WS”.

FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding Zion’s planned operations, drilling efforts and potential results thereof and plans contingent thereon, are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas will send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466).

Zion’s homepage may be found at: www.zionoil.com

Contact:

Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231

Ashley Chatman
tel: 214-221-4610

Email: dallas@zionoil.com